MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany

Telefon: +49 (0)89 899 27-0
Fax: +49 (0)89 899 27-222
Email: info@morphosys.com
Internet: www.morphosys.com

MorphoSys US Inc.
470 Atlantic Avenue
Boston, MA 02210
USA

RSUP 2021 (US Inc.)
Restricted Stock Unit Program 2021 (US Inc.) for senior managers and employees (including directors and officers) of MorphoSys US Inc.

Introduced by decision of the Vorstand of MorphoSys AG, with the consent of the Supervisory Board of MorphoSys AG, as of October 1, 2021

- Terms and Conditions -

MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany

MorphoSys US Inc.
470 Atlantic Avenue
Boston, MA 02210
USA

Vorstand Dr. Jean-Paul Kress (Vorsitzender), Sung Lee, Dr. Malte Peters, Dr. Roland Wandeler Vorsitzender des Aufsichtsrats Dr. Marc Cluzel	Bankverbindung Commerzbank BLZ: 700 800 00 Kto.: 0349775600 IBAN: DE73 7008 0000 0349 7756 00 SWIFT (BIC): DRESDEFF700	St.-Nr. 9143/101/21259 USt-ID. Nr. DE 15506 9821	Sitz der Gesellschaft Planegg, Landkreis München Handelsregister AG München HRB 121023

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DEFINITIONS

Adjustment Event	17	Hurdle	9
Annual Cycle	7	Initial Number of RSUs	6
Annual Cycles	7	Insider Trading Rules	19
Authorized Capital 2021-III	4	KPI	7
Award Agreement	5	KPI Achievement Rate	9
Award Amount	5	KPIs	7
Award Date	6	MorphoSys	4
Bad Leaver	11	MorphoSys US	4
Black-Out Periods	19	Notices	22
Board of Directors	5	Overall KPI Achievement Rate	9
Cap	9	Participant	5
Capital Increase Resolution Date	13	Revenue KPI	8
Cash Payment Claim	12	Revenue KPI Achievement Rate	9
Cash Settlement	13	Revenue Performance	8
Cash Settlement Date	13	RSU	4
Cashless Exercise Option	15	RSUP 2021 (US Inc.)	4
Cause	11	RSUP Resolution	4
Change of Control	15	RSUP Terms & Conditions	4
Company	4	RSUs	4
Contribution Margin KPI	7	Service Provider	15
Contribution Margin KPI Achievement Rate	9	Share Price KPI	8
Contribution Margin Performance	8	Share Price KPI Achievement Rate	9
Conversion	5	Share Price Performance	8
Data Subjects	24	Share Settlement	13
Employees	4	Share Settlement Date	14
Euro Award Amount	5	Shares	4
External Service Provider	25	Termination Date	12
Extraordinary Events or Developments	18	Transaction	19
GDPR	24	Vested RSUs	7
Good Leaver	12	Waiting Period	6
		Waiting Period Expiration Date	6

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RECITALS
An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.
In JuIy 2018, MorphoSys AG (“MorphoSys” or the “Company”) has founded a 100% subsidiary in the USA, MorphoSys US Inc. (“MorphoSys US”). As part of MorphoSys’ intention to develop a strong presence in the USA and recruit and retain highly qualified employees at MorphoSys US, a share-based employee participation program is required which takes into account US standards and expectations.
Therefore, MorphoSys intends to implement a “Restricted Stock Unit Program” (the “RSUP 2021 (US Inc.)”) as a long-term remuneration component for senior managers and employees of MorphoSys US (including directors and officers of MorphoSys US) (hereinafter collectively the “Employees”). Under the RSUP 2021 (US Inc.), the Company shall be allowed to grant so-called “Restricted Stock Units” (“RSUs” and each a “RSU”) to the Employees, which – if certain requirements are met – grant the Employees a claim against the Company for a cash payment, the amount of which depends, amongst others, on the stock exchange price of the shares of the Company (the “Shares”). However, the RSUP 2021 (US Inc.) shall include a substitution right of the Company, permitting it to fulfil the payment claims of the Employees resulting from the RSUs by delivering Shares instead of cash.
With resolution dated May 19, 2021, the Company’s General Meeting (Hauptversammlung) has authorized the Management Board (Vorstand), with the consent of the Supervisory Board (Aufsichtsrat), until May 18, 2026 (including) to increase the Company’s registered share capital by up to € 315,000.00 against cash contributions and/or contributions in kind once or several times by issuing up to 315,000 new no-par value bearer Shares (auf den Inhaber lautende Stückaktien) (“Authorized Capital 2021-III”). The Authorized Capital 2021-III only serves the purpose of delivering Shares of the Company against the contribution of cash payment claims resulting from RSUs, in order to settle RSUs that were granted to Employees.
The present terms and conditions (the “RSUP Terms & Conditions”) establish the rules pursuant to which the RSUs under the RSUP 2021 (US Inc.) can be granted and settled.
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§ 1
ELIGIBILITY
1.1RSUs can be granted to Employees (each a “Participant”).
1.2Persons who, at the same time to being an Employee, are members of the Company’s Management Board, or are an employee of the Company, are not eligible to participate in the RSUP 2021 (US Inc.).
1.3Eligibility as a Participant is determined by the Company’s Management Board. The President of MorphoSys US, together with the board of directors of MorphoSys US (“Board of Directors”) may propose certain Employees to the Company’s Management Board to become eligible as a Participant.
§ 2
PLAN VOLUME AND GRANT OF RSUs
2.1Under the RSUP 2021 (US Inc.), up to an aggregate of 180,000 RSUs may be granted. RSUs that are forfeited pursuant to the RSUP Terms & Conditions will once again be available for future grants.
2.2The Company’s Management Board will determine an individual USD award amount (the “Award Amount”) to be granted to a Participant by MorphoSys US by way of a separate award agreement (“Award Agreement”) and such Award Amount will be converted into a certain number of RSUs.
2.3With respect to the conversion of the Award Amount into RSUs, i.e., to calculate the exact number of RSUs to be allocated to a Participant, the respective Award Amount must, in a first step, be converted into a respective amount in Euros (the “Conversion”). The Conversion shall be based on the Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) on the Award Date (as defined in § 2.5) (the “Euro Award Amount”). In a second step, the Euro Award Amount is divided by the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the 30 (thirty) trading days prior to the Award Date (as defined in § 2.5) (exclusive), rounded down to the nearest
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whole number; the number resulting from such calculation (step one and step two) equals the number of RSUs to be allocated to a Participant (the “Initial Number of RSUs”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day.
For example: If a Participant is granted an Award Amount of USD 100,000.00 and the USD/EUR exchange rate on the Award Date is 1 USD = 0.9060 EUR, then the Euro Award Amount amounts to EUR 90,600 (100,000.00 x 0.9060). If the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading on the 30 trading days prior to the Award Date amounted to EUR 105.00, then the Initial Number of RSUs to be allocated to the Participant would amount to 862 (EUR 90,600.00 / EUR 105.00 = 862.85, rounded down to the nearest whole number).
2.4RSUs can be awarded in accordance with legal requirements in each case on October 1 and, in exceptional cases, on April 1 of the respective business year of the Company, subject to a continuing and non-terminated (including termination by way of a mutual agreement) service relationship or employment of the relevant Participant with MorphoSys US at the relevant Award Date (as defined in § 2.5).
2.5The date on which the Award Agreement becomes effective (the “Award Date”) shall be the date on which the Participant receives the offer to conclude the Award Agreement (irrespective of the point in time the offer to conclude the Award Agreement is accepted), unless the Award Agreement specifies an earlier or a later date as Award Date.
§ 3
WAITING PERIOD, ANNUAL CYCLE AND VESTING
3.1Each RSU is subject to a waiting period of three (3) years (“Waiting Period”), which shall commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary
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of the Award Date at 24:00 hours (midnight) (“Waiting Period Expiration Date”).
For example: If the Award Date is October 1, 2021, the Waiting Period would start on October 1, 2021, at 00:00 hours (beginning of the day) and end on September 30, 2024, at 24:00 hours (midnight).
3.2The Waiting Period is divided into three annual cycles (“Annual Cycles”). The first Annual Cycle will commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the first anniversary of the Award Date at 24:00 hours (midnight), the second Annual Cycle will commence on the day of the first anniversary of the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the second anniversary of the Award Date at 24:00 hours (midnight) and the third Annual Cycle will commence on the day of the second anniversary of the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary of the Award Date at 24:00 hours (midnight) (each an “Annual Cycle”).
3.3One third (1/3) of the Initial Number of RSUs will vest at the end of each Annual Cycle subject to the following conditions: (i) the achievement of certain KPIs (§ 4) and (ii) no forfeiture of RSUs pursuant to § 5 (the “Vested RSUs”).
3.4After expiry of the Waiting Period and an administration period in which to determine the settlement amounts, the Company will settle the total number of Vested RSUs; provided, that such settlement shall occur no later than 90 days following the Waiting Period Expiration Date.
§ 4
KEY PERFORMANCE INDICATORS
4.1With respect to an Annual Cycle, RSUs will vest only if and to the extent the KPIs (as defined in § 4.2) have been reached or exceeded in accordance with the following provisions.
4.2Key Performance Indicators (“KPIs”, and each a “KPI”) are:
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4.2.1the contribution margin performance of MorphoSys US over the fiscal year in which an Annual Cycle starts, measured and evaluated in relation to the Contribution Margin Performance (as defined in § 4.3) set by the Board of Directors, with the consent of the Company’s Management Board (“Contribution Margin KPI”);
4.2.2the revenue performance of MorphoSys US over the fiscal year in which an Annual Cycle starts, measured and evaluated in relation to the Revenue Performance (as defined in § 4.3) set by the Board of Directors, with the consent of the Company’s Management Board (“Revenue KPI”); and
4.2.3the performance of the stock exchange price of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) over the Annual Cycle, measured and evaluated in relation to the Share Price Performance (as defined in § 4.3) set by the Board of Directors, with the consent of the Company’s Management Board (“Share Price KPI”).
    For example: If an Annual Cycle starts on October 1, 2021, the KPIs will be measured and evaluated on the basis of the contribution margin performance and the revenue performance during the fiscal year starting January 1, 2021, through December 31, 2021, and the share price performance will be measured and evaluated on the basis of the share price performance during October 1, 2021 until September 30, 2022. If the second Annual Cycle starts on October 1, 2022, the KPIs will be measured and evaluated on the basis of the contribution margin performance and the revenue performance during the fiscal year starting January 1, 2022, through December 31, 2022, and the share price performance will be measured and evaluated on the basis of the share price performance during October 1, 2022, until September 30, 2023. If the third Annual Cycle starts on October 1, 2023, the KPIs will be measured and evaluated on the basis of the contribution margin performance and the revenue performance during the fiscal year starting January 1, 2023, through December 31, 2023, and the share price performance will be measured and evaluated on the basis of the
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share price performance during October 1, 2023, until September 30, 2024.
4.3The Board of Directors, with the consent of the Company’s Management Board, will determine the performance to be achieved for each KPI with respect to a certain Annual Cycle (respectively the “Contribution Margin Performance”, the “Revenue Performance” and the “Share Price Performance”) and which will, depending on the degree of achievement (as a percentage) of each KPI, correspond with a certain “KPI Achievement Rate” for the respective Annual Cycle, respectively the “Contribution Margin KPI Achievement Rate”, the “Revenue KPI Achievement Rate” and the “Share Price KPI Achievement Rate” for the respective Annual Cycle. If the KPI Achievement Rate for any of the KPIs exceeds 175%, the respective KPI Achievement Rate will nevertheless be 175% (“Cap”).
4.4Once the Board of Directors, with the consent of the Company’s Management Board, has determined the KPIs for a certain Annual Cycle pursuant to section 4.3, the Participant will be provided with such information.
4.5The “Overall KPI Achievement Rate” for a respective Annual Cycle will be calculated as the sum of (i) the Contribution Margin KPI Achievement Rate, multiplied by 0.2, (ii) the Revenue KPI Achievement Rate, multiplied by 0.4, and the (iii) Share Price KPI Achievement Rate, multiplied by 0.4, each of which will be determined in accordance with the KPIs that will be provided to a Participant for each Annual Cycle in accordance with § 4.4. and the result rounded commercially to the nearest whole number.
For example: If the Contribution Margin KPI Achievement Rate for an Annual Cycle is 78%, the Revenue KPI Achievement Rate is 35% and the Share Price KPI Achievement Rate is 180%, the Overall KPI Achievement Rate will be calculated as follows:
Note: In accordance with § 4.3, the Share Price KPI Achievement Rate was capped at 175%.
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78 * 0,2 + 35 * 0.4 + 175 * 0.4 = 99.60%, i.e. 100% (rounded commercially to the nearest whole number).
4.6The number of Vested RSUs at the end of an Annual Cycle will be calculated by multiplying (i) one third (1/3) of the Initial Number of RSUs allocated to a Participant with (ii) the Overall KPI Achievement Rate, provided, however, that at least an Overall KPI Achievement Rate of 50% must be reached (“Hurdle”), otherwise the number of Vested RSUs for the respective Annual Cycle will be 0.
The following chart illustrates exemplarily a certain number of RSUs that vest at the end of an Annual Cycle pursuant to this § 4, depending on the degree of achievement of certain Overall KPI Achievement Rate:

Overall KPI Achievement Rate	Calculation of total number of Vested RSUs for one Annual Cycle
0%	Vested RSUs at the end of an Annual Cycle = 0, given that the hurdle of a minimum Overall KPI Achievement Rate of at least 50% has not been reached
1%
2%
3%
[etc.]
48%
49%
< 50%
50% (hurdle)	[1/3 of Initial Number of RSUs] x 50%
60%	[1/3 of Initial Number of RSUs] x 60%
70%	[1/3 of Initial Number of RSUs] x 70%
[etc.]	[etc.]
120%	[1/3 of Initial Number of RSUs] x 120%
125%	[1/3 of Initial Number of RSUs] x 125%
130%	[1/3 of Initial Number of RSUs] x 130%
[etc.]	[etc.]
175%	[1/3 of Initial Number of RSUs] x 175%
4.7After the expiry of the Waiting Period, the Vested RSUs for each Annual Cycle are added to calculate the total number of Vested RSUs.
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For example: If the Initial Number of RSUs granted to a Participant was 300 and during the first Annual Cycle an Overall KPI Achievement Rate of 80% was achieved, during the second Annual Cycle an Overall KPI Achievement Rate of 40% was achieved, and during the third Annual Cycle an Overall KPI Achievement Rate of 175% (Cap) was achieved, the number of Vested RSUs at the end of the first Annual Cycle is 80 (1/3 of the 300 granted RSUs x 80%), the number of Vested RSUs at the end of the second Annual Cycle is 0 (since the minimum Hurdle of 50% was not achieved) and the number of Vested RSUs at the end of the third Annual Cycle is 175 RSUs (1/3 of the 300 granted RSUs x 175%). Thus, after expiry of the Waiting Period, the total Vested RSUs that will be settled would be 255 (80 + 0 + 175).
§ 5
CONSEQUENCES OF A TERMINATION OF EMPLOYMENT
5.1With respect to an Annual Cycle, RSUs will vest only if the Participant still has an active employment relationship with MorphoSys US at the end of the relevant Annual Cycle, subject to the provisions set out in § 5.2 and § 5.3 below.
5.2If a Participant’s employment at MorphoSys US terminates for Cause (as defined hereinafter) before the expiry of the Waiting Period (such Participant a “Bad Leaver”), such that the Bad Leaver is no longer an Employee, all RSUs granted to the Bad Leaver (whether held by him or any third party and whether vested or unvested) will be forfeited without entitlement to compensation or other consideration. An event of “Cause” exists if a Participant: (i) materially violates any term of any agreement between the Participant and MorphoSys US; (ii) repeatedly fails to follow reasonable instructions of MorphoSys US, is chronically absent from work, fails to perform any reasonably assigned duties after receiving written notice of same from MorphoSys US, or willfully violates any written policy of MorphoSys US provided to the Participant; (iii) engages in unprofessional conduct that results in, or reasonably could result in, unfavorable publicity for MorphoSys US, or engages in unprofessional conduct inconsistent with the Participant’s position with MorphoSys US; or (iv) engages in any of the following forms of willful misconduct: (a) conviction of the commission of any felony, or any
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criminal act involving moral turpitude, or any misdemeanor where imprisonment is imposed; (b) misappropriation, theft or destruction of MorphoSys US property; (c) securing or attempting to secure any personal profit in connection with any transaction entered into by or on behalf of MorphoSys US; (d) causing substantial material harm to MorphoSys US as a result of Participant’s malfeasance, gross negligence or reckless disregard of Participant’s duties and responsibilities; (e) falsification of any business record of MorphoSys US; (f) any material act of fraud or dishonesty within the scope of, or relating to, Participant’s employment by MorphoSys US; (g) commission of any crime relating to Participant’s employment with MorphoSys US; or (h) violation of any law or regulation applicable to the business of MorphoSys US.
5.3If a Participant’s employment at MorphoSys US terminates before the expiry of the Waiting Period for any reason other than for Cause or not qualifying the relevant Participant as a Bad Leaver (such Participant a “Good Leaver”), such Good Leaver will retain the RSUs that have already vested pursuant to § 3.3 and § 4 with respect to any Annual Cycle completed before the date of the Good Leaver’s termination of employment becomes effective (the “Termination Date”). Any additional RSUs that were granted to such Good Leaver and that have not vested will not continue to vest following the Termination Date and instead, they shall be forfeited by the Good Leaver on the Termination Date without any compensation or other consideration paid therefor. No partial vesting will take place with respect to any Annual Cycle that is in effect at the time a Termination Date occurs. Any retained RSUs that were vested as of the Good Leaver’s Termination Date shall be paid following the Waiting Period Expiration Date, consistent with § 6, below.
5.4For example: If a Participant, qualifying as a Good Leaver in the aforementioned sense under § 5.3 above, is notified of a termination of his employment with MorphoSys US in the example in § 4.7 in the first Annual Cycle, and such termination has a Termination Date that occurs during the second Annual Cycle of the Waiting Period, such Participant will retain the 80 Vested RSUs from the first Annual Cycle; however, the remaining 200 RSUs originally granted to such Participant (applicable to the second and third Annual Cycles) will be forfeited on the Termination
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Date without compensation or other consideration paid to the Participant. No further vesting of the Participant’s award of RSUs will occur at the end of the second or third Annual Cycles or at any other time.

§ 6
CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs; CASHLESS EXERCISE OPTION
6.1Upon expiration of the Waiting Period, each Vested RSU shall entitle the Participant to a cash payment claim (the “Cash Payment Claim”) against the Company in the amount of the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) (i) in case of a Cash Settlement (as defined in § 6.2), on the Cash Settlement Date (as defined in § 6.2) or, (ii) in case of a Share Settlement (as defined in § 6.3), on the day of the resolution of the Company’s Management Board to utilize, with the consent of the Company’s Supervisory Board, the Authorized Capital 2021-III against contribution in kind (the “Capital Increase Resolution Date”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day.
6.2Within 90 days following the Waiting Period Expiration Date, the Company will settle the Vested RSUs as determined by the Company in its sole discretion by fulfilling the Cash Payment Claim (i) by way of an effective cash payment to a bank account designated to the Company by the respective Participant in advance (the “Cash Settlement”), or (ii) by transferring Shares to the Participant in accordance with § 6.3, or (iii) by a combination of both. In case of a Cash Settlement, the Company will convert the Cash Payment Claim, denominated in Euros, into a USD amount, based on the Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) on the actual date (within 90 days following the Waiting Period Expiration Date) on which such payment is made (the “Cash Settlement Date”).
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6.3In the event of a settlement in the form of Shares, whereby Shares are created from a capital increase out of the Authorized Capital 2021-III (Kapitalerhöhung aus Genehmigtem Kapital 2021-III), the respective contribution in kind (Sacheinlage) for the new Shares shall be the Cash Payment Claim (denominated in EUR) resulting from the Vested RSUs. The Cash Payment Claim (denominated in EUR) will then – in the course of the capital increase – be contributed by the Participant to the Company against issuance of one (1) new Share for each one (1) Vested RSU (the “Share Settlement”). In the event of a Share Settlement, the Participant will be required to take all measures necessary to effect the Share Settlement, including, for example, the opening of an account to which the Shares may be booked, the conclusion of a contribution agreement with the Company and/or the subscription of the new Shares to be issued to the Participant by way of a subscription certificate. The actual date (within 90 days following the Waiting Period Expiration Date) on which the new Shares, which were created from the capital increase against contribution in kind, are transferred to the securities’ account of the respective Participant, the “Share Settlement Date”.
For example: If the Waiting Period Expiration Date for the 255 Vested RSUs in the example in § 4.7 occurs on September 30, 2024, the Company may decide, in its sole discretion, whether to settle the 255 Vested RSUs by way of a Cash Settlement or a Share Settlement (or a combination of both):
(a)In case of a Cash Settlement, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Cash Settlement Date. Assuming, on the Cash Settlement Date, the closing price (Schlusskurs) amounted to EUR 125.00, the Participant’s Cash Payment Claim resulting from the 255 Vested RSUs would amount to EUR 31,875.00. Assuming the EUR/USD exchange rate on the Cash Settlement Date is 1 EUR = 1.1500 USD, the Cash Payment Claim the respective Participant is entitled to USD 36,656.25.
(b)In case of a Share Settlement, the Company will request certain information from the Participant, which is necessary to perform the
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Share Settlement. Once the information has been provided by the Participant to the Company, and following the expiry of the Waiting Period, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Capital Increase Resolution Date. Assuming, on the Capital Increase Resolution Date, the closing price (Schlusskurs) amounted to EUR 125.00, the Participant’s Cash Payment Claim resulting from the 255 Vested RSUs would amount to EUR 31,875.00. Following such determination, the Company’s Management Board, with the consent of the Supervisory Board, shall resolve to issue 255 new Shares by way of a capital increase in the context of which the Company’s share capital will be increased by EUR 255.00 against contribution in kind of the Cash Payment Claim of the Participant in the aggregate amount of EUR 31,875.00. Following the registration of the consummation of the capital increase, the 255 new Shares will be transferred to a security deposit of the Participant on the Share Settlement Date.
6.4In case of a Share Settlement, in order to facilitate the exercise of the RSUs by the Participants, the Company may in its sole discretion arrange for the Participant with a service provider (“Service Provider”) a cashless exercise option (“Cashless Exercise Option”). Such Cashless Exercise Option may provide that the Service Provider arranges a sale on behalf of the relevant Participant of such a number of Shares resulting from the Share Settlement of the Vested RSUs as is necessary to repay any taxes and/or employee social security contributions or other fees due by the Participant in connection with the settlement of the Vested RSUs. Any Participant who makes use of the Cashless Exercise Option has to bear all costs relating to the Cashless Exercise Option and the sale of the Shares resulting from the Vested RSUs.
6.5The Company will inform the Participant whether it will make use of the Cash Settlement (as defined in § 6.2) or the Share Settlement (as defined in § 6.3) or a combination of both in advance of the settlement.
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§ 7
TRANSFERABILlTY
7.1Neither the RSUs nor the rights of any Participant under any RSU or under the RSUP 2021 (US Inc.) are assignable or otherwise transferable except as provided in this § 7 and in case it is required to implement a Cashless Exercise Option under § 6.4.
7.2The RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Participant.
§ 8
CHANGE OF CONTROL
8.1For purposes of this § 8, “Change of Control” means the occurrence of any of the following events:
8.1.1if any person or entity becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of MorphoSys US representing 50% or more of the total voting power represented by MorphoSys US’s then outstanding voting securities (excluding for this purpose the Company’s or its affiliates or any employee benefit plan of the Company or its affiliates);
8.1.2a merger or consolidation of MorphoSys US, whether or not approved by the Company's Board, other than a merger or consolidation which would result in the voting securities of MorphoSys US outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of MorphoSys US or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or
8.1.3the sale or disposition by MorphoSys US of all or substantially all of MorphoSys US’s assets in a transaction requiring stockholder approval.
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Notwithstanding anything to the contrary herein, the terms Change of Control shall have a meaning that is consistent with the definition of change in control event, change in ownership or change in effective control set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but only to the extent that it is necessary to comply with Code Section 409A.
8.2In case a Change of Control occurs during the Waiting Period, § 3.3 shall be amended such that the RSUs shall vest immediately upon the Change of Control, with the calculation of the Overall KPI Achievement Rate to be determined as follows:
8.2.1With respect to Annual Cycles that are already complete at the date when the Change of Control occurs:
(i)if the Overall KPI Achievement Rate exceeds 100% with respect to Annual Cycles that have concluded prior to the Change of Control, then the actual percentage shall apply with respect to the Overall KPI Achievement Rate for such completed Annual Cycles;
(ii)if the Overall KPI Achievement Rate is below 100% with respect to Annual Cycles that have concluded prior to the Change of Control, then the Overall KPI Achievement Rate for such concluded Annual Cycles shall nevertheless be 100%, provided that the Hurdle for such Annual Cycle(s) has been met.
8.2.2With respect to the Annual Cycle during which the Change of Control occurs, as well as for subsequent Annual Cycles that have not yet commenced, as of the date the Change of Control occurs, the Overall KPI Achievement Rate shall be 100% for such Annual Cycle(s), irrespective of the achievement (if any) of the KPIs.
8.3Notwithstanding anything herein to the contrary, all RSUs that vest upon the Change of Control shall be settled only after the Waiting Period has expired and shall be settled in accordance with § 6.
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§ 9
ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER
STRUCTURAL MEASURES
9.1In the event of:
9.1.1a capital increase from Company funds by the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);
9.1.2a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);
9.1.3a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or
9.1.4any other such event having an effect similar to any of the foregoing (each an “Adjustment Event”), the Company’s Management Board may – subject to mandatory law – establish financial equality for the Participants to the extent necessary to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits resulting from the granted RSUs. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of RSUs.
9.2For the avoidance of doubt: No adjustment pursuant to § 9.1 shall occur in the event of:
9.2.1a capital increase from Company funds without the issue of new Shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or
9.2.2a capital reduction without a change in the total number of Shares issued by the Company.
9.3If an adjustment occurs in accordance with this § 9, fractions of shares will not be granted upon the settlement of RSUs nor will they be compensated by a payment in cash.
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§ 10
EXTRAORDINARY DEVELOPMENTS
10.1For purposes of this § 10, “Extraordinary Events or Developments” means – subject always to mandatory law – situations where the potential gain realized by the Participant upon the settlement of RSUs (i) is caused by unusual external events and developments; and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. However, the settlement of RSUs by a Participant as such, that results in an economic benefit for the Participant, does not constitute an Extraordinary Event or Development.
10.2In case of Extraordinary Events or Developments, the Company’s Management Board is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout in the form of a Cash Settlement or Share Settlement, to the extent required to eliminate such extraordinary effects.
§ 11
INSIDER TRADING AND BLACK-OUT PERIODS
11.1Any transaction in the Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, namely Art. 14, 7 et seqq. MAR, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).
11.2The Company may postpone or delay the settlement of any Vested RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities.
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11.3In order to minimize the potential for prohibited insider trading, the Management Board of the Company may establish in its sole discretion periods from time to time during which all or some of the Participants may not engage in transactions involving Shares granted in case of a Share Settlement (the “Black-Out Periods”). As a matter of precaution, and notwithstanding any other provisions in these RSUP Terms & Conditions, the Participants may not subscribe any new Shares during an applicable Black-Out Period.
§ 12
LIMITATION OF LIABILITY
12.1The Company (nor any of its management board members, supervisory board members or employees) does not:
12.1.1assume any responsibility or liability for the development of MorphoSys US’s contribution margin and/or revenue or for the development of the value or market price of the Company’s Shares;
12.1.2assume any responsibility or liability for the development of the value or market price of the Company’s Shares, including during the Waiting Period and during the period between the Waiting Period Expiration Date and, as the case may be, the Cash Settlement Date, the Capital Increase Resolution Date, or the Share Settlement Date;
12.1.3warrant, assure or guarantee a profit of a Participant from the RSUP 2021 (US Inc.) or any RSU granted thereunder; or
12.1.4warrant, assure or guarantee any increase in value of the RSUs or, following a Share Settlement, the value or market price of the Company’s Shares; in particular it is neither warranted, assured or guaranteed that a Participant will be able to sell his participation in the Company with a profit in the future, nor that no loss will be incurred.
12.2Each Participant declares with his/her participation in the RSUP 2021 (US Inc.) that the participation is voluntary. Each Participant is aware of the fact that he/she alone bears the risk of a decrease in or total loss of
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value of the RSUs or, following a Share Settlement, the Company’s Shares. Each Participant accepts the offer to participate in the RSUP 2021 (US Inc.) at his/her own risk and assumes any liability relating thereto.
12.3Each Participant accepts, that his/her claim stemming from Vested RSUs may be delayed or even forfeited, if he/she does not provide the information requested and required by the Company to perform the Cash Settlement and/or the Share Settlement, in particular, the information in § 6.3.
12.4Each Participant is responsible for obtaining legal, tax and any other necessary advice before participating in the RSUP 2021 (US Inc.) and for evaluating the tax effects connected with the RSUP 2021 (US Inc.). Each Participant accepts and declares that he has not been advised by or on behalf of the Company with respect to his participation in the RSUP 2021 (US Inc.) (in particular, regarding legal and tax issues of such participation).
§ 13
TAXES, SOCIAL SECURITY AND COSTS
13.1All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his/her participation in the RSUP 2021 (US Inc.) shall be borne by each Participant. Each Participant is obliged to pay taxes relating to the respective RSUs granted/settled under the RSUP 2021 (US Inc.), or relating to a transfer (if permitted under these RSUP Terms & Conditions) of such RSUs by the Participant to a third party, to the competent tax authorities. Each Participant shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.
13.2MorphoSys US is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This applies even after termination of the service relationship or employment relationship of a Participant with the Company. The Company is entitled to demand the full cooperation of the Participant even after his leave
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with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the RSUP 2021 (US Inc.). The Participant undertakes to fully cooperate with the Company.
13.3Withholdings mentioned above do not release the Participant from his responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his participation in the RSUP 2021 (US Inc.) or the allocation/grant, settlement or transfer of any RSUs.
13.4The compensation and benefits under these RSUP Terms & Conditions are intended to comply with or be exempt from the requirements of Section 409A of the Code, and these RSUP Terms & Conditions will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Participant under these RSUP Terms & Conditions and shall not constitute an indemnity from the Company to any Participant. References to “termination of employment” and similar terms used in these RSUP Terms & Conditions mean, to the extent necessary to comply with Section 409A of the Code, the date that the Participant first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under these RSUP Terms & Conditions shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

§ 14
FORM REQUIREMENTS
14.1Any legal statements and other notices in connection with the RSUP 2021 (US Inc.) (collectively the “Notices”) or any amendment of these RSUP Terms & Conditions (including an amendment of this § 14.1) shall be made in text form or electronic form (e.g. email) unless any other specific form is required by mandatory law or these RSUP Terms & Conditions.
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Any Notice to be delivered to the Company shall be addressed by email to the Head of Human Resources of MorphoSys AG. The Company shall communicate changes in the addressee set forth in the previous sentence as soon as possible to the Participants.
14.2Any Notice to be given to a Participant may be served by being sent to him/her by email or to his/her home or business address. Each Participant shall communicate changes of address as soon as possible to the Company.
§ 15
PROCESSING OF PERSONAL DATA
The Company processes personal data of the Participants in connection with the administration, implementation and settlement of the RSUP 2021 (US Inc.). Additional information regarding the processing of personal data in connection with the RSUP 2021 (US Inc.) is included in Exhibit 1 (Information on the Processing of Personal Data).
§ 16
GOVERNING LAW AND JURISDICTION
16.1The RSUP 2021 (US Inc.), any RSUs granted thereunder and these RSUP Terms & Conditions shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.
16.2Any dispute, controversy or claim arising from or in connection with the RSUP 2021 (US Inc.), any RSUs granted thereunder or these RSUP Terms & Conditions or their validity shall be decided upon by the competent courts in Munich, Germany.
§ 17
FINAL PROVISIONS
17.1In these RSUP Terms & Conditions, the headings are inserted for convenience only and shall not affect the interpretation of these RSUP Terms & Conditions; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be
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authoritative for the purpose of the interpretation of the relevant English term in these RSUP Terms & Conditions. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these RSUP Terms & Conditions to any clauses without further indication of a law, an agreement or another document shall mean clauses of these RSUP Terms & Conditions.
17.2In the event that one or more provisions of these RSUP Terms & Conditions shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of these RSUP Terms & Conditions shall not be affected thereby. In such case, the Company and each Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these RSUP Terms & Conditions contain any unintended gaps (unbeabsichtigte Lücken).
Planegg, October 2021
MorphoSys AG
* * * *
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Exhibit 1
Exhibit 1

Information on the Processing of Personal Data
in connection with the Restricted Stock Unit Program 2021
(hereinafter referred to as “RSUP 2021 (US Inc.)”)
of MorphoSys AG
(hereinafter referred to as the “Company”)

In connection with the administration, processing and execution of the RSUP 2021 (US Inc.), the Company processes personal data of the beneficiaries (hereinafter also referred to as “Data Subjects”) in accordance with the EU General Data Protection Regulation (“GDPR”). Pursuant to the GDPR, the Company is obliged to provide the following information on the processing of personal data. All defined terms used in this information have the meaning assigned to them in the option conditions.
I.    Responsibilities and Contact Information
The controller of the personal data pursuant to Art. 4 para. 7 is the Company:

MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany
Telephone:     +49 (0)89 899 27-0
Facsimile:     +49 (0)89 899 27-222
E-Mail: info@morphosys.com
Website: www.morphosys.com
The Data Protection Officer of the Company can be contacted through:
MorphoSys AG
Data Protection Officer
Semmelweisstraße 7
82152 Planegg
Germany
or
Email: datenschutz@morphosys.com

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II.    Use of Personal Data by the Company
The Company processes personal data of the Data Subjects such as names, contact data, tax numbers and all other information necessary for the participation of a Data Subject in the RSUP 2021 (US Inc.) as well as for the administration, processing and execution of the RSUP 2021 (US Inc.) (processing purpose). The legal basis for data processing is Art. 6 Para. 1 (b) GDPR.
In addition, the Company processes personal data of the Data Subjects if and to the extent required by the law applicable to the Company (e.g., tax law). The legal basis for data processing in this respect is Art. 6 para. 1 (c) GDPR.
III.    Transfer of Personal Data
The Company may disclose personal data to an external service provider (“External Service Provider”) commissioned or involved for the purposes of the administration, processing and/or execution of the RSUP 2021 (US Inc.) in order to support the processing of personal data for the processing purpose set out in Section II above. If and to the extent permitted by law, the Company may also commission other third parties to provide certain services, such as IT-services and legal services, for the processing purpose set out in Section II above and may disclose personal data to such third parties. These recipients provide their assistance or services to the Company under its control and direction and may have access to personal data to the extent necessary to provide their assistance or services.
In addition, the Company may, to the extent required and permitted by law, transfer personal data to domestic and foreign authorities or courts in order to fulfil legal obligations.
IV.    Storage and Deletion of Personal Data
The Company processes the personal data within the framework of the participation of the Data Subjects in the RSUP 2021 (US Inc.). The Company deletes the personal data if it no longer needs it for the fulfilment of its contractual obligations under the RSUP 2021 (US Inc.) and if there are no legal storage obligations. In the event of a legal obligation to retain personal data, the Company shall restrict the processing of such personal data.
V.    Rights of the Data Subjects
The Data Subjects may, at any time and free of charge, contact the Company or its Data Protection Officer directly with an informal notification in order to exercise
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their rights under the GDPR. The Data Subjects have the right, subject to the legal requirements, the fulfilment of which is to be examined on a case-by-case basis, to request information on their personal data, any rectification or deletion of their personal data, information regarding restrictions on the processing of their personal data and they have the right to receive their personal data in a structured, generally used and machine-readable format.
The Data Subjects also have the right to object to the processing of their personal data, subject to the legal requirements, the fulfilment of which must be examined on a case-by-case basis.
In addition, Data Subjects have the right to lodge a complaint with a supervisory authority.

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